Exhibit 99.1

For Immediate Release:

July 15, 2024

Contact:

Scott T. Heffner

Senior Vice President

Director of Marketing

stheffner@chemungcanal.com

CHEMUNG CANAL ANNOUNCES UPCOMING
CONSOLIDATION OF THE ITHACA STATION OFFICE

Chemung Canal Trust Company (CCTC) today announced that it will be consolidating its office located at 806 West Buffalo Street into its Elmira Road Office at 304 Elmira Road. CCTC reported that employment will not be affected, and all staff will transfer to its other nearby locations.

In addition to the Elmira Road Office, the bank also operates a full-service office in Community Corners on Hanshaw Road. Additionally, customers may continue utilizing the Bank’s many digital banking channels to access their accounts 24/7, including Mobile Banking, Web Banking, ATMs and Telephone Banking.

The Ithaca Station Office will officially consolidate on November 15, 2024. Customers of the office will receive direct communications from the bank regarding details of the transition.

“This decision, which was not made lightly, is part of our strategy to adapt to the evolving needs of our customers while remaining deeply committed to Ithaca and Tompkins County,” said Anders M. Tomson, President and CEO. “We understand the significant role this office has played in the community’s history and its sentimental value to our customers and the community,” Tomson added. “As custodians of this historically important landmark, we look forward to transferring the property to a new use, which will contribute to the history and vibrancy of this great community.”

Chemung Canal Trust Company, headquartered in Elmira, NY, is a full-service community bank with full trust powers. Established in 1833, Chemung Canal Trust Company is the oldest locally owned and managed community bank in New York State.